Exhibit 99.1

Service Corporation International Announces Quarterly Cash Dividend

HOUSTON, Feb. 8 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today announced that its Board of Directors has approved a quarterly cash dividend of two and one-half cents per share of common stock. The quarterly cash dividend is payable on April 28, 2006 to shareholders of record at the close of business on April 13, 2006. While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends, and the establishment of record and payment dates, are subject to final determination by the Board of Directors each quarter after its review of the Company’s financial performance.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us. There can be no assurance that future dividends will be declared. The actual declaration of future dividends, and the establishment of record and payment dates, is subject to final determination by our Board of Directors each quarter after its review of our financial performance. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, restrictions on the payment of dividends under existing or future credit agreements or other financing arrangements; changes in tax laws relating to corporate dividends; a determination by the Board of Directors that the declaration of a dividend is not in the best interests of the Company and its shareholders; an increase in our cash needs or a decrease in available cash; or a deterioration in our financial condition or results. For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2004 Annual Report on Form 10-K/A (Amendment No. 2). Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Service Corporation International, headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,076 funeral service locations and 358 cemeteries in North America as of December 31, 2005.

For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

For additional information contact:

Investors:	Debbie Young - Director of Investor Relations (713) 525-9088

Media:	Terry Hemeyer - Managing Director / Corporate Communications (713) 525-5497

SOURCE  Service Corporation International
           -0-                                                  02/08/2006
           /CONTACT:  investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director, Corporate Communications, +1-713-525-5497, both of Service Corporation International/
           /Web site:  http://www.sci-corp.com /